Exhibit 99.1

Syniverse Appoints Wendy J. Murdock to Board of Directors

TAMPA, Fla. – May 14, 2009 – Syniverse Technologies (NYSE: SVR), a leading provider of technology and business solutions for the global telecommunications industry, announced today that Wendy J. Murdock has joined its Board of Directors.

“I am very pleased to welcome Wendy to Syniverse,” said Chairman of the Board Bob Marino. “Wendy not only brings to Syniverse extensive executive-level experience in the financial sector, but also an excellent reputation for providing outstanding senior leadership. She will be a valuable addition to the board.”

Tony Holcombe, President and CEO of Syniverse, said he looks forward to working with Murdock and believes her deep understanding of the transaction-based business model will serve Syniverse well.

“Wendy has exceptional business credentials, and I am confident her expertise will be extremely beneficial to our company,” Holcombe said.

Murdock, who currently serves as chief franchise officer at MasterCard Worldwide and is a member of the MasterCard Worldwide Management Council, said she is honored to be joining the Syniverse board.

“I look forward to being a part of Syniverse as it continues to strengthen its position around the globe as an industry leader in mobile communications,” she said.

In addition to her current position at MasterCard Worldwide where she is responsible for leading the company in the arenas of fraud, risk and information security, Murdock served as the company’s chief product officer. Prior to joining MasterCard in 2005, she was an adviser at Putnam Lovell NBF, an investment banking group focused on the global financial services industry. Murdock also previously held multiple positions with Citigroup, including chief operating officer of retail and high net worth asset management, in addition to having served as director of strategic planning at Salomon Smith Barney and as a partner at global management consulting firm McKinsey & Company.

Murdock earned a master’s of business administration from the University of Western Ontario as well as a bachelor’s degree in French Canadian studies from McGill University. In addition to English, she is fluent in French and Spanish.

About Syniverse

Syniverse Technologies (NYSE:SVR) solutions allow more than 650 communications companies in over 140 countries to provide seamless mobile services by making it possible for disparate technologies and standards to interoperate. Syniverse’s flexibility and customer focus permit its customers to quickly react to market changes and demands, enabling the delivery of everything from voice calls to sophisticated data and video services wherever and whenever subscribers need them. With more than 20 years in the industry, Syniverse is headquartered in Tampa, Florida, U.S.A., and has offices in major cities around the globe. Syniverse is ISO 9001:2000 certified and TL 9000 approved, adhering to the principles of customer focus and quality improvement practices. More information is available at www.syniverse.com.